December 31, 2009

Catalyst Investments, L.L.C.
500 South Buena Vista Street
Burbank, California 91521

Re:           Purchase of Commons Stock of POW! Entertainment, Inc. (the “Company")

Ladies and Gentlemen:

Reference is made to the purchase by Catalyst Investments, L.L.C. (“Catalyst”) of 13,172,153 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”).  In consideration for such purchase, the Company hereby agrees as follows:

1.
If the Company determines that it is required by law, regulation or legal process to refer to The Walt Disney Company or its affiliates, or to their investment in the Company, in any regulatory filing, press release or other public dissemination of information, the Company shall provide Catalyst a timely and reasonable opportunity to review such statements or references in advance of their filing or dissemination.

2.	The Company shall provide to Catalyst quarterly financial statements (with reasonable detail and no less than as provided to any other shareholder) within 45 days after the end of the subject quarter.

3.
If the Company or its successor grants or agrees to grant to another party any rights to register any shares of Common Stock under the Securities Act of 1933, as amended, the Company shall concurrently grant to Catalyst rights to register its Common Stock on terms and conditions no less favorable than as granted to such party.

Catalyst Investments, L.L.C.

4.	The Company shall promptly notify Catalyst if it becomes aware of any agreement with respect to the voting of equity securities of the Company.

Very truly yours,

POW! Entertainment, Inc.

By
Name:	Gill Champion
Title:	President & COO

Accepted by and Acknowledged as of
December 31, 2009

Catalyst Investments, L.L.C.

By:  The Walt Disney Company, as sole member

By:
Name:	Matthew L. McGinnis
Title	Managing Vice President, Counsel